Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and provisions of our charter and bylaws. The summary is subject to and qualified in its entirety by reference to the charter and bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. The following also summarizes certain provisions of the Maryland General Corporation Law (the “MGCL”) and is subject to and qualified in its entirety by reference to the MGCL.

General

Pursuant to our charter, we are currently authorized to designate and issue up to 500,000,000 shares of common stock, $0.01 par value per share (our “common stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (our “preferred stock”). A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

Description of Common Stock

General

Our charter provides that we have authority to issue up to 500,000,000 shares of common stock. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations solely as a result of their status as stockholders.

Distribution, Liquidation and Other Rights

Stockholders are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of preferred stock we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock. See “Restrictions on Ownership and Transfer.”

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock have equal dividend, liquidation and other rights.

Voting Rights

Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Power to Classify and Reclassify Unissued Stock

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, including classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “PINE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Description of Series A Preferred Stock

General

3,758,334 shares of preferred stock have been designated as shares of 8.00% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). A majority of our entire board of directors may authorize the issuance and sale of additional shares of Series A Preferred Stock from time to time.

Ranking

The Series A Preferred Stock ranks, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

●	senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock;

●	on parity with any class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock; and

●	junior to any other class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series A Preferred Stock. The Series A Preferred Stock also ranks junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to distribution rights, holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $2.00 per share of the Series A Preferred Stock).

Dividends on the Series A Preferred Stock will accrue and be cumulative from, and including, the date of original issue and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

The amount of any dividend payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of Series A Preferred Stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors as the record date for the payment of dividends that is not more than 90 days prior to the scheduled dividend payment date.

Dividends on the Series A Preferred Stock will accrue whether or not:

●	we have earnings;

●	there are funds legally available for the payment of those dividends; or

●	those dividends are authorized or declared.

Except as described in this paragraph and the next paragraph, unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

●	declare and pay or declare and set aside for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to distributions, on parity with or junior to the Series A Preferred Stock, for any period; or

●	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any shares of our common stock or shares of any other class or series of our capital stock ranking, as to distributions and upon liquidation, on parity with or junior to the Series A Preferred Stock.

The foregoing sentence, however, will not prohibit:

●	dividends payable solely in shares of our common stock or shares of any other class or series of our capital stock ranking junior to the Series A Preferred Stock as to payment of distributions and the distribution of assets upon our liquidation, dissolution and winding up;

●	the conversion into or in exchange for other shares of any class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of distributions and the distribution of assets upon our liquidation, dissolution and winding up; and

●	our redemption, purchase or other acquisition of shares of Series A Preferred Stock, preferred stock ranking on parity with the Series A Preferred Stock as to payment of distributions and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the Series A Preferred Stock pursuant to our charter to the extent necessary to preserve our status as a REIT as discussed under “Restrictions on Ownership and Transfer.”

When we do not pay dividends in full (or do not set apart a sum sufficient to pay them in full) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to distributions, on parity with the Series A Preferred Stock, we will declare any dividends upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to distributions, on parity with the Series A Preferred Stock pro rata, so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series A

Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Holders of shares of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the dividend payment date on which they first become payable.

We do not intend to declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our capital stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends to holders or make redemptions of the Series A Preferred Stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of our capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities and any class or series of our capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share of the Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the Series A Preferred Stock in the distribution of assets, then holders of shares of Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of Series A Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of our affairs stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable not fewer than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock will not be added to our total liabilities.

Optional Redemption

Except with respect to the special optional redemption described below and in certain limited circumstances relating to our maintenance of our REIT status as described in “Restrictions on Ownership and Transfer,” we cannot redeem the Series A Preferred Stock prior to November 12, 2030. On and after November 12, 2030, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

If fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed (in the case of a redemption of the Series A Preferred Stock other than to preserve our status as a REIT), we will select the shares of Series A Preferred Stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as we determine. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of the Series A Preferred Stock, other than a holder of Series A Preferred Stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Series A Preferred Stock, or more than 9.8% of the value of the aggregate outstanding shares of our capital stock because such holder’s shares of the Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will own in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Series A Preferred Stock or more than 9.8% of the value of the aggregate outstanding shares of our capital stock subsequent to such redemption. See “Restrictions on Ownership and Transfer.” In order for their shares of Series A Preferred Stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the Series A Preferred Stock other than to preserve our status as a REIT), if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of Series A Preferred Stock called for redemption and if irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock and such shares of Series A Preferred Stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends payable on the Series A Preferred Stock and any class or series of parity preferred stock are in arrears for any past dividend periods that have ended and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the Series A Preferred Stock, including the repurchase of shares of Series A Preferred Stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors. Regardless of whether dividends are paid in full on the Series A Preferred Stock or any class or series of parity preferred stock, we may purchase or acquire shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods that have ended, no shares of Series A Preferred Stock will be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of our capital stock ranking, as to distributions or upon liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for our capital stock ranking junior to the Series A Preferred Stock as to distributions and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, we may purchase shares of Series A Preferred Stock, preferred stock ranking on parity with the Series A Preferred Stock as to payment of distributions and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the Series A Preferred Stock pursuant to our charter to the extent necessary to ensure that we continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes, and may purchase or acquire shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. See “Restrictions on Ownership and Transfer” below.

We will mail a notice of redemption, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “—Transfer Agent and Registrar.” No failure to give, nor defect in, such notice, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state:

●	the redemption date;

●	the redemption price;

●	the number of shares of Series A Preferred Stock to be redeemed;

●	the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;

●	procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price;

●	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date; and

●	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock.

If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

We are not required to provide such notice in the event we redeem Series A Preferred Stock in order to maintain our status as a REIT.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the Series A Preferred Stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

All shares of Series A Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series A Preferred Stock

(whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described below under “—Conversion Rights.”

We will mail to each record holder of the Series A Preferred Stock a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

●	the redemption date;

●	the redemption price;

●	the number of shares of Series A Preferred Stock to be redeemed;

●	the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;

●	procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price;

●	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date;

●	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock;

●	that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

●	that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed as described above in “—Optional Redemption.”

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends up to, but excluding, the redemption date, without interest.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Notwithstanding the foregoing, if the transaction or series of transactions described in the first bullet point above (the “Change of Control Transaction”) forms part of a series of related transactions that occur within twelve (12) months of the closing or consummation of the Change of Control Transaction (including, without limitation, any merger, consolidation, sale or transfer of assets, recapitalization, reorganization, or special or extraordinary distribution, in each case outside of the ordinary course of our business (the “Related Transactions”)), and if the aggregate consideration paid to us and/or holders of our common stock in connection with the Change of Control Transaction represents less than 50.0% of the aggregate consideration payable to us and/or our holders of common stock in connection with both the Change of Control Transaction and the Related Transaction on a combined basis, then the Change of Control Transaction shall be deemed to constitute a Change of Control, regardless of whether the second bullet point above is satisfied.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock as described under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid dividends up to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

●	3.38066 (the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series A Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap and is subject to increase in the event that additional shares of Series A Preferred Stock are issued in the future.

In the case of a Change of Control pursuant to which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion

Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the shares of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares. If more than one share of Series A Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of the common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

●	the events constituting the Change of Control;

●	the date of the Change of Control;

●	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

●	the method and period for calculating the Common Stock Price;

●	the Change of Control Conversion Date;

●	that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Stock, holders will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

●	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

●	the name and address of the paying agent and the conversion agent; and

●	the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

●	the relevant Change of Control Conversion Date;

●	the number of shares of Series A Preferred Stock to be converted; and

●	that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

●	the number of withdrawn shares of Series A Preferred Stock;

●	if certificated Series A Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

●	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

The shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon up to, but excluding, the redemption date, in accordance with our optional redemption right or special optional redemption right. See “—Optional Redemption” and “—Special Optional Redemption” above.

We will deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter, including the Articles Supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “Restrictions on Ownership and Transfer” below.

The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity date and we are not required to redeem the Series A Preferred Stock at any time. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund.

Limited Voting Rights

Holders of shares of the Series A Preferred Stock generally do not have any voting rights, except as set forth below.

If dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of shares of the Series A Preferred Stock (voting separately as a class together with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid dividends for past dividend periods with respect to the Series A Preferred Stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid. In such a case, the number of directors serving on our board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

●	either a special meeting called upon the written request of holders of at least 33% of the outstanding shares of Series A Preferred Stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and

●	each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on the Series A Preferred Stock and on any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment for all past dividend periods.

If and when all accumulated dividends on the Series A Preferred Stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall have been paid in full, holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the number of directors will be reduced accordingly.

Any preferred stock director elected by holders of shares of Series A Preferred Stock and other holders of preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable). The preferred stock directors shall each be entitled to one vote on any matter before our board of directors.

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock together with each other class or series of preferred stock ranking on parity with Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (voting together as a single class):

●	authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

●	amend, alter or repeal the provisions of our charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series A Preferred Stock remains outstanding with the terms of the Series A Preferred Stock materially unchanged or the holders of shares of Series A Preferred Stock receive stock of the successor with substantially similar rights, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference plus any accrued and unpaid dividends thereon pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will also be required.

Holders of shares of Series A Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up.

Holders of shares of Series A Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of Series A Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting powers or other rights or privileges of the Series A Preferred Stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

In any matter in which Series A Preferred Stock may vote (as expressly provided in the Articles Supplementary setting forth the terms of the Series A Preferred Stock), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Series A Preferred Stock will be entitled to one vote.

Listing

Our Series A Preferred Stock is listed on the New York Stock Exchange under the trading symbol “PINE-PA.”

Transfer Agent and Registrar

The transfer agent and registrar for our Series A Preferred Stock is Computershare Trust Company, N.A.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Board of Directors

Under our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, including the Series A Preferred Stock, to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

●	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
●	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person will be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of the MGCL will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges:

●	one-tenth or more but less than one-third;
●	one-third or more but less than a majority; or
●	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the company to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of such shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

●	a classified board;
●	a two-thirds vote requirement for removing a director;
●	a requirement that the number of directors be fixed only by vote of the directors;
●	a requirement that a vacancy on the board be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or
●	a requirement that a special meeting of stockholders be called upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Our charter provides that, effective at such time as we are able to make a Subtitle 8 election, vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors, (2) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (3) provide that, subject to the rights of holders of one or more classes or series of preferred stock, including the Series A Preferred Stock, to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Amendments to Our Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors has the power to amend or repeal any provision of our bylaws and to adopt new bylaws. In addition, our stockholders may amend or repeal any provision of our bylaws and adopt new bylaw provisions if any such amendment, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

Our charter provides that, to the maximum extent permitted by Maryland law, each of CTO Realty Growth, Inc., a Maryland corporation (“CTO”), its affiliates, each of their representatives, and each of our directors or officers who is also an officer, employee, agent, affiliate or designee of CTO or any of CTO’s affiliates has the right to, and has no duty not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers. In the event that CTO or any of its affiliates or employees, or any of their representatives or designees, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, CTO, its affiliates and employees and any of their representatives or designees shall have no duty to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty by reason of the fact that CTO or any of its affiliates or employees, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates; provided, however, that such corporate opportunity is not presented to such person in his or her capacity as a director or officer of us.

Charter Amendments and Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in similar transactions unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend the removal provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership subsidiary or its wholly-owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

●	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:
●	pursuant to our notice of the meeting;
●	by or at the direction of our board of directors; or
●	by a stockholder who was a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and
●	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:
●	by or at the direction of our board of directors; or
●	provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record at the record date set by the board of directors for the special meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock discussed below, the supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors, and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company. Likewise, if our board of directors were to elect to be subject to the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Further, a majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Capital Stock—General” and “Description of Capital Stock—Description of Common Stock—Power to Classify and Reclassify Unissued Stock,” and

could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:
o	was committed in bad faith; or
o	was the result of active and deliberate dishonesty;
●	the director or officer actually received an improper personal benefit in money, property or services; or
●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
●	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

●	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
●	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed above under “Certain Provisions of Maryland Law and of Our Charter and Bylaws— Limitation of Liability and Indemnification of Directors and Officers.” The indemnification agreements provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our company or as a director, officer, partner, member, manager, fiduciary, employee, agent or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, or the request of our external manager, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

●	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
●	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our election to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, without approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Restrictions on Ownership and Transfer

For us to qualify and maintain our qualification as a REIT for each taxable year commencing with our taxable year ending December 31, 2020, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), to include certain entities) during the last half of a taxable year commencing with our taxable year ending December 31, 2020.

Because our board of directors believes it is at present essential for us to qualify as a REIT, our charter, subject to certain exceptions, restricts the amount of our shares of stock that a person may beneficially or constructively own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock.

Our charter also prohibits any person from (i) beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring shares of our capital stock to the extent that such transfer would result in shares of our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary (as defined in Section 856(l) of the Code)) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares of our capital stock to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from the limits described above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to fail to qualify as a REIT. Our board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and/or series of our stock that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.